Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation):

We consent to the incorporation by reference in this Registration Statement of Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation) on Form S-3 of our report dated March 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of Caesars Entertainment, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Las Vegas, Nevada

May 19, 2004